Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blue Coat Systems, Inc. Amended and Restated Employee Stock Purchase Plan, the Stock Option Agreement with Gordon C. Brooks, and the Restricted Stock Unit Agreement with Gordon C. Brooks, of our reports dated June 17, 2009, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2009, and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 30, 2009